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Exhibit 10.1

STOCKHOLDER VOTING AGREEMENT

        STOCKHOLDER VOTING AGREEMENT, dated as of December 15, 2005 (this "Agreement"), by and among FAST CHANNEL NETWORK, INC., a Delaware corporation (together with any indirect or direct parent or subsidiary, "FCN") and Scott K. Ginsburg ("Mr. Ginsburg).

        WHEREAS, simultaneously with the execution of this Agreement, Digital Generation Systems, Inc. ("DG") and FCN are entering into a Merger Agreement (the "Merger Agreement");

        WHEREAS, FCN's willingness to enter into the Merger Agreement is in part based on Mr. Ginsburg's entry into this Agreement;

        WHEREAS, Mr. Ginsburg is the record or Beneficial Owner of the number of Owned Shares (as defined herein) set forth opposite his name on Schedule I hereto;

        WHEREAS, FCN and Mr. Ginsburg (in his capacity as a stockholder of DG) will benefit from the Merger Agreement.

        NOW, THEREFORE, in consideration of FCN's entry into the Merger Agreement, Mr. Ginsburg agrees with FCN as follows:

        1.    Certain Definitions.    Capitalized terms not expressly defined in this Agreement will have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

          (a)   "Beneficially Own," "Beneficial Owner" or "Beneficial Ownership" with respect to any securities means having voting power or investment power with respect to such securities (as determined pursuant to Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), except for those shares of DG Common Stock which Mr. Ginsburg has the right to acquire within 60 days.

          (b)   "Family Group" means, with respect to Mr. Ginsburg, his spouse, descendants (whether natural or adopted), or siblings.

          (c)   "Transaction" means the Merger and the other transactions contemplated by the Merger Agreement.

          (d)   "Parent Stockholder Action" means the approval and adoption of the Merger Agreement, the Transactions and any other actions to be taken under the Merger Agreement in connection with the Merger pursuant to the Merger Agreement.

          (c)   "Permitted Transferee" means, with respect to Mr. Ginsburg, (i) any member of Mr. Ginsburg's Family Group; (ii) the estate or any of the heirs or legatees of Mr. Ginsburg upon Mr. Ginsburg's death; and (iii) any trust established and maintained for the benefit of (A) Mr. Ginsburg that is a natural Person or (B) any member of Mr. Ginsburg's Family Group.

          (d)   "DG Common Stock" means the Common Stock, par value $0.001 per share, of DG and any securities convertible into, exchangeable for or exercisable for such Common Stock.

        2.    Representations and Warranties of Mr. Ginsburg.    Mr. Ginsburg represents and warrants as follows:

          (a)   Except to the extent set forth on Schedule I, he Beneficially Owns the number of shares of DG Common Stock set forth on Schedule I attached hereto (the "Owned Shares") and Mr. Ginsburg has the full and sole power to vote the Owned Shares without the consent or approval of any other person or entity;

          (b)   Except for the Owned Shares and as otherwise set forth on Schedule I, he does not Beneficially Own any other DG Common Stock or hold any securities convertible into or exchangeable for DG Common Stock;

          (c)   Except as set forth on Schedule I hereto, he is the record holder of the Owned Shares;

          (d)   This Agreement has been duly executed by Mr. Ginsburg and constitutes his valid and legally binding obligation, enforceable against him in accordance with its terms, except to the extent that (x) the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally and (y) the availability of equitable remedies may be limited by equitable principles of general applicability;

          (e)   The execution, delivery and performance of this Agreement by Mr. Ginsburg and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of any law, contract, instrument, arrangement or agreement by which Mr. Ginsburg is bound;

          (f)    The execution, delivery and performance of this agreement and the proxy contained herein do not, and performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Securities Exchange Act of 1934), domestic or foreign;

          (g)   The execution, delivery and performance of this Agreement by Mr. Ginsburg and the proxy contained herein does not create or give rise to any right in any person with respect to the Owned Shares or any other security of DG (including, without limitation, voting rights and rights to purchase or sell any shares of DG Common Stock or other securities of DG) pursuant to any stockholders' agreement or similar agreement or commitment, other than any such right as is duly and validly waived pursuant to such agreement; and

          (h)   The representations and warranties by Mr. Ginsburg in Section 2(a) made herein are qualified in their entirety by the effects of applicable community property laws and the laws affecting the rights of marital partners generally.

        For all purposes of this Agreement, Owned Shares shall include any shares of DG as to which Beneficial Ownership is acquired by Mr. Ginsburg after the execution hereof.

        3.    Covenants to Vote:

          (a)   Mr. Ginsburg irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with Section 11 hereof:

            (i)    at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of DG Common Stock held during the term of this Agreement called in order to obtain the Parent Stockholder Action, however called, he will, provided that he has received written notice from FCN within a reasonable period of time prior to any such meeting that FCN is unable to vote the Owned Shares subject to the irrevocable proxy set forth in Section 4 herein (the "Proxy") at the meeting, appear at the meeting or otherwise cause the Owned Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Owned Shares in favor of the Parent Stockholder Action;

            (ii)   he will execute and deliver (or cause to be executed and delivered) any written consent in favor of the Parent Stockholder Action with respect to all of the Owned Shares; and

            (iii)  he will not vote, or cause to be voted, any Owned Shares (or otherwise provide a proxy or consent or enter into another voting agreement with respect thereto) at a meeting of the holders of DG Common Stock nor execute any written consent in lieu of a meeting of holders of DG Common Stock (A) in favor of any other Acquisition Proposal or (B) if such vote or consent would be inconsistent with or frustrate the purposes of the Transaction or the Parent Stockholder Action.

          (b)   For purposes of clarity, Mr. Ginsburg acknowledges that the covenant set forth in Section 3(a) applies even if the Board of Directors of DG withdraws, modifies or qualifies in a manner adverse to DG its recommendation regarding the Transaction or the Parent Stockholder Action.

          (c)   Mr. Ginsburg hereby revokes any and all previous proxies with respect to his Owned Shares except any proxies granted in connection with any meeting of DG's stockholders held for a purpose that is or would not be inconsistent with or frustrate the purposes of the Transaction or the Parent Stockholder Action (any such meeting an "Unrelated Stockholder Meeting").

          (d)   Mr. Ginsburg agrees that any action or omission by any assign, affiliate, associate or representative of his which, if committed by him, would constitute a breach hereof by him shall also constitute a breach hereof by him for which he and such assign, affiliate, associate or representative, as the case may be, shall be jointly and severally responsible.

        4.    Irrevocable Proxy.    Mr. Ginsburg hereby appoints Joseph E. Mullaney III and any designee of Joseph E. Mullaney III, each of them individually, his proxy and attorney-in-fact during the term of this agreement and pursuant to the provisions of Section 212 of the Delaware General Corporation Law, as amended, with full power of substitution and resubstitution, to vote and act on Mr. Ginsburg's behalf and in his name, place and stead with respect to his Owned Shares, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of DG Common Stock held during the term of this Agreement and called in order to obtain the Parent Stockholder Action, and to act by written consent with respect to Owned Shares with respect to the Parent Stockholder Action, and in accordance with, Section 3(a) hereof. Mr. Ginsburg affirms that this proxy is coupled with an interest and shall during the term of this Agreement be irrevocable. Mr. Ginsburg shall take further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Except in order to vote the Owned Shares in accordance with Section 3(a), Mr. Ginsburg covenants and agrees not to grant any subsequent proxy with respect to his Owned Shares except any proxies granted in connection with an Unrelated Stockholder Meeting, and further covenants and agrees that any such proxy, if granted, shall not be valid or effective.

        5.    Limitations on Transfer.

          (a)   Mr. Ginsburg agrees that until the earlier of (i) the Closing Date and (ii) the date of termination of the Merger Agreement in accordance with its terms, he will not, without the prior written consent of FCN prior to the Closing Date (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of any of the Owned Shares or any securities convertible into or exchangeable for DG Common Stock, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any of the Owned Shares or any securities convertible into or exchangeable for DG Common Stock (except to the extent relating to a sale, transfer, pledge, assignment or other disposition of the Owned Shares after the Closing Date), or (b) take any action that would prohibit, prevent or preclude him from performing its obligations under this Agreement, including, without limitation, the granting of a power of attorney with respect to the Owned Shares, depositing the Owned Shares in a voting trust or entering into any other stockholder voting agreements with respect to the Owned Shares, provided, however, that he may freely transfer any of his Owned Shares to a Permitted Transferee if such Permitted Transferee executes a counterpart of this Agreement agreeing to be bound by this Agreement and agrees in writing to hold such Owned Shares (or interest in such Owned Shares) subject to all of the terms and provisions of this Agreement, provided that Mr. Ginsburg shall remain liable under this Agreement in all respects.

  Mr. Ginsburg further agrees that this Agreement and his obligations hereunder shall attach to his Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Owned Shares may pass, whether by operation of law or otherwise, including without limitation Mr. Ginsburg's heirs, guardians, administrators or successors. Mr. Ginsburg further covenants and agrees not to request that DG register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of Mr. Ginsburg's Owned Shares, unless such transfer is made in compliance with this Agreement and acknowledges that DG may notify DG's transfer agent of the terms hereof.

        6.    Specific Performance.    Mr. Ginsburg agrees that irreparable damage to FCN would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. It is accordingly agreed that FCN shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by him and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

        7.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart hereof has been executed and delivered by each party hereto (which delivery may be by facsimile).

        8.    Remedies Cumulative.    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

        9.    No Waiver.    The failure of FCN to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by Mr. Ginsburg with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by FCN of its right to exercise any such or other right, power or remedy or to demand such compliance.

        10.    Stockholder Capacity.    Mr. Ginsburg is executing this Agreement solely in his or its capacity as beneficial owner of the Owned Shares and not in its fiduciary capacity as a director or officer of DG. Nothing herein shall prohibit, prevent or preclude Mr. Ginsburg from taking or not taking any action in his capacity as an officer or director of the Company.

        11.    Termination.    This Agreement shall terminate on the earlier of (i) the termination of the Merger Agreement other than as a result of the consummation of the Merger and (ii) the Closing Date. Nothing in this Section 11 shall relieve or otherwise limit the liability of any party for breach of this Agreement prior to termination.

        12.    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        13.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to DG. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        14.    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Mr. Ginsburg may assign, delegate or otherwise transfer any of his rights or obligations under this Agreement without consent.

        15.    Entire Agreement.    This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

        16.    Amendments.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the parties hereto.

[Signature page follows]

        IN WITNESS WHEREOF, Mr. Ginsburg and FCN have duly executed this Stockholder Voting Agreement as of the date first above written.

FASTCHANNEL NETWORK, INC.
By:
Name:
Title:

SCOTT K. GINSBURG

Schedule I

Owned Shares: 23,861,331 (includes 2,920,134 shares held in the name of Moon Doggie Family Partnership, L.P.)

Securities convertible into or exchangeable for DG Common Stock: 7,026,557 (includes options exercisable into 508,300 shares of common stock; warrants exercisable into 3,509,730 shares of common stock, and warrants issued to Moon Doggie Family Partnership, L.P. exercisable into 3,008,527 shares of common stock)

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STOCKHOLDER VOTING AGREEMENT
Schedule I